SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549





                                 FORM 8-K


                              CURRENT REPORT
                  Pursuant To Sections 13 or 15(d) of the
                      Securities Exchange Act of 1934


                               July 13, 1999
             Date of Report (Date of Earliest Event Reported)


                           Nu-kote Holding, Inc.
            (Exact Name of Registrant as Specified in Charter)


         Texas                   0-20287                  16-1296153
    (State or Other      (Commission File Number)       (IRS Employer
    Jurisdiction of                                  Identification No.)
     Incorporation)

                              200 Beasley Dr.
                        Franklin, Tennessee  37064
           (Address and Zip Code of Principal Executive Offices)


                              (615) 794-9000
           (Registrant's Telephone Number, Including Area Code)


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ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

     On November 6, 1998 Nu-kote Holding, Inc. ("Nu-kote" or the "Company") filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Middle District of Tennessee in Nashville, Tennessee (the "Bankruptcy Court"). Six subsidiaries of the Company, Nu-kote International, Inc., Future Graphics, Inc., Nu-kote Imperial, Inc., Nu-kote Latin America, Inc., Nu-kote Imaging International, Inc. and International Communication Materials, Inc., also filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code on November 6, 1998.

     On January 22, 1999 Nu-kote filed a motion with the Bankruptcy Court to employ PricewaterhouseCoopers LLP as the principal accountants to audit its consolidated financial statements. Such firm had been engaged in that capacity prior to the filing by Nu-kote for protection under Chapter 11 of the Bankruptcy Code on November 6, 1998.

     The U.S. Trustee's office objected to the engagement of PricewaterhouseCoopers LLP, and on March 16, 1999 a hearing was held in the Bankruptcy Court to determine whether Nu-kote would be permitted to engage such firm. At that hearing, the Bankruptcy Court denied the motion to employ PricewaterhouseCoopers LLP. The Bankruptcy Court ruled that such firm was disqualified from acting in such capacity due to a conflict of interest. Such conflict resulted from the merger of Coopers & Lybrand ("C&L") and Price Waterhouse ("PW") on July 1, 1998. Prior to the merger, C&L was the principal accountant to audit Nu-kote's consolidated financial statements.

     On June 15,1999 KPMG Peat Marwick L.L.P ("KPMG") was engaged to act as the Company's auditors. However, an objection to their engagement was filed with the Bankruptcy Court on July 6, 1999. On July 13, 1999 the Bankruptcy Court heard the objection to the engagment of KPMG and overruled it. As a result KPMG will audit Nu-kote and its subsidiaries based in the United States and elsewhere sufficient for such firm to act as the Company's principal auditor. PricewaterhouseCoopers L.L.P. will continue to act as auditor for the Company's foreign subsidiaries that are not in bankruptcy.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
          EXHIBITS

     None.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Nu-kote Holding, Inc.



Dated:  July 16, 1999              By:  /S/PHILLIP THEODORE
                                        ----------------------------------
                                        Phillip Theodore,
                                        Senior Vice President and
                                        Chief Financial Officer